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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF MOBILITY ELECTRONICS, INC.

         The following companies are subsidiaries of Mobility Electronics, Inc. All of the subsidiaries are wholly owned by Mobility Electronics, Inc.

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SUBSIDIARY                          PERCENTAGE OWNERSHIP                STATE OF INCORPORATION
----------                          --------------------                ----------------------

Portsmith, Inc.                     100%                                Delaware

Magma, Inc.                         100%                                Delaware

Cutting Edge Software, Inc.         100%                                Texas

IGo Direct Corporation              100%                                Delaware

Mobility 2001 Limited               100%                                United Kingdom
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